Exhibit 99.1

Investor Contact: EVC Group, Inc. Douglas Sherk/Jenifer Kirtland 415-896-6820

Media Contact:
EVC Group, Inc. Steve DiMattia 646-201-5445

Thermage, Inc. Appoints Clint Carnell as Chief Operating Officer

Hayward, Calif., January 24, 2008—Thermage, Inc. (NASDAQ: THRM), a leader in non-invasive tissue tightening in the aesthetic industry, today announced the appointment of Clint Carnell, 38, to Chief Operating Officer, a newly created position at the Company. Mr. Carnell was previously the Vice President of U.S. Sales, a position he assumed when he joined Thermage in September 2005. As Chief Operating Officer, Mr. Carnell will be responsible for worldwide sales, marketing, research and development, clinical affairs and operations. The Company also announced that William Brodie, 44, has been promoted to Vice President of U.S. Sales.

“With more than 15 years experience in medical device sales, sales management and operations, and business development, Clint is an excellent choice for Chief Operating Officer of Thermage,” said Stephen J. Fanning, Chairman, President and Chief Executive Officer. “Over the past two years, Clint has been instrumental in our achieving over 50% growth in revenue. He has also led the recent expansion and restructuring of our sales force. We have increased our U.S. salesforce by 50% and changed the structure to more effectively address the high demand for our new systems while improving the service to our growing U.S. installed base. Clint has the experience, in-depth knowledge of our Company’s operations and markets, and strong relationships both internally and externally to successfully manage the Company’s growth.”

Mr. Carnell joined Thermage in 2005 from Bausch and Lomb, where he was most recently the Vice President of U.S. Surgical Sales. In that role, he orchestrated the turnaround of a $215 million division of B&L, and was responsible for the cataract, refractive and vitreoretinal sales and support teams. Prior to joining B&L in 2000, Mr. Carnell served as Director of Corporate Development at Gambro Healthcare, where he was responsible for the development of dialysis clinics and physician partnerships with nephrologists. Prior to joining Gambro, he held various sales and sales management positions with companies including Johnson & Johnson and Versyss Medical and in the financial software industry. Mr. Carnell holds a Bachelor of Arts degree from Duke University.

Mr. Brodie joined Thermage in February 2006 as Director of Sales, Southeast area. He previously spent more than seven years at Benco Dental Company, where he was most recently the Vice President of Sales and Field Operations, a position he assumed in 2002. Mr. Brodie was responsible for 20 sales regions with annual revenue of $300 million. Prior to joining Benco as a Regional Manager in 1998, Mr. Brodie spent eight years as the President and Owner of Quality Central Dental, a start-up dental supply company in Orlando, Florida. Mr. Brodie holds a Master of Science degree from the Georgia Institute of Technology, and a Bachelor of Science degree from Rollins College.

About Thermage

Thermage’s innovative technology provides a unique non-invasive procedure designed to tighten and contour skin, significantly expanding the non-invasive aesthetic applications physicians can offer to the rapidly growing “anti-aging” market. For more information about Thermage, call 1-510-259-7117 or log on to www.thermage.com.